Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	October 30, 2014

FreightCar America, Inc. Reports Third Quarter 2014 Results

Highlights

•	Third quarter earnings per diluted share of $0.53

•	Third quarter pre-tax gain on sale of previously-closed repair shop of $1.1 million, or $0.05 per diluted share, after tax

•	Third quarter revenue increased to $190.3 million on deliveries of 2,354 units

•	Orders for 7,375 railcars received during the quarter

•	Backlog grew to 13,514 railcars valued at approximately $1.1 billion

Chicago, IL, October 30, 2014 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2014, with revenues of $190.3 million and net income of $6.4 million, or $0.53 per diluted share. For the third quarter of 2013, the Company reported revenues of $75.9 million and a net loss of $0.9 million, or $(0.08) per diluted share. Revenues were $139.7 million with net income of $1.6 million, or $0.13 per diluted share, in the second quarter of 2014.

“We were pleased with the Company’s continued improved performance in the quarter,” said Joe McNeely, President and Chief Executive Officer. “Strong market conditions resulted in record quarterly orders of 7,375 railcars which raised our backlog to over 13,500 railcars, valued at approximately $1.1 billion. Our backlog includes 3,700 coal car rebuilds and over 8,900 new non-coal cars, reflecting the significant progress we have made in our product diversification strategy. We continue to expect to deliver approximately 7,000 railcars for the full year 2014. The recent strong order activity will help us carry this momentum into 2015, during which we anticipate delivering 9,000 to 10,000 railcars, which includes approximately 2,600 rebuilds.”

Mr. McNeely added, “To support the growth in our non-coal car products, we will invest approximately $10 million through the second quarter of 2015 to increase our production capacity at the Shoals facility.”

The Company delivered 2,354 railcars in the third quarter of 2014, which included 1,554 new and 800 rebuilt railcars. This compares to 937 railcars delivered in the third quarter of 2013, which included 194 new and 743 rebuilt railcars. There were 1,635 railcars delivered in the second quarter of 2014, which included 835 new and 800 rebuilt railcars. Total manufacturing backlog was 13,514 units at September 30, 2014, compared to 7,129 units at September 30, 2013, and 8,493 units at June 30, 2014. Non-coal cars comprised 8,914 units, or 66%, of the total backlog at September 30, 2014, compared to 2,518 units at September 30, 2013, and 4,745 units at June 30, 2014.

The Manufacturing segment had revenues of $181.5 million in the third quarter of 2014, compared to $66.9 million in the third quarter of 2013 and $128.8 million in the second quarter of 2014. Operating income for the Manufacturing segment was $16.2 million in the third quarter of 2014, compared to $4.3 million in the third quarter of 2013 and $7.4 million in the second quarter of 2014.

Revenues for the Services segment were $8.8 million in the third quarter of 2014, compared to $9.0 million in the third quarter of 2013 and $10.9 million in the second quarter of 2014. Services segment operating income was $1.6 million in the third quarter of 2014, including a $1.1 million gain on the sale of the previously closed Clinton, Indiana, repair shop, compared to operating income of $0.7 million in the third quarter of 2013 and $1.0 million in the second quarter of 2014.

Corporate costs were $6.5 million during the quarter ended September 30, 2014, compared to $6.0 million in both the third quarter of 2013 and the second quarter of 2014.

Cash, cash equivalents, marketable securities and restricted cash totaled $80.5 million as of September 30, 2014, compared to $192.3 million as of December 31, 2013. The reduction in cash was primarily driven by changes in working capital associated with production volume increases and utilization of customer deposits. The Company’s $50 million revolving credit facility remains undrawn.

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The Company will host a conference call and live webcast on Friday, October 31, 2014 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2014 financial results. To participate in the conference call, please dial (800) 230-1059, Confirmation Number 339904. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 339904

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on October 31, 2014 until 11:59 p.m. (Eastern Standard Time) on November 30, 2014. To access the replay, please dial (800) 475-6701. The replay pass code is 339904. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$26,454	$145,506
Restricted cash and restricted certificates of deposit	6,015	7,780
Marketable securities	47,990	38,988
Accounts receivable, net	33,534	4,034
Inventories, net	103,520	66,340
Inventory on lease	25,676	16,955
Other current assets	10,609	6,768
Deferred income taxes, net	11,017	11,017

Total current assets	264,815	297,388

Property, plant and equipment, net	41,541	39,396
Railcars available for lease, net	30,123	36,110
Goodwill	22,128	22,128
Deferred income taxes, net	19,425	19,758
Other long-term assets	3,035	2,939

Total assets	$381,067	$417,719

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$65,202	$16,016
Accrued payroll and employee benefits	5,277	3,981
Accrued postretirement benefits	413	413
Accrued warranty	8,691	6,957
Customer deposits	540	91,771
Customer advance	18,623	19,037
Other current liabilities	6,154	9,053

Total current liabilities	104,900	147,228
Accrued pension costs	300	845
Accrued postretirement benefits, less current portion	64,873	62,899
Accrued taxes and other long-term liabilities	7,638	4,212

Total liabilities	177,711	215,184

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,794	99,265
Treasury stock, at cost	(30,004)	(30,970)
Accumulated other comprehensive loss	(14,733)	(15,132)
Retained earnings	148,172	149,245

Total stockholders’ equity	203,356	202,535

Total liabilities and stockholders’ equity	$381,067	$417,719

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Revenues	$190,280	$75,946	$386,054	$210,670
Cost of sales	171,461	69,764	359,333	197,242

Gross profit	18,819	6,182	26,721	13,428
Selling, general and administrative expenses	9,215	7,691	26,296	19,971
Gain on sale of railcars available for lease	(635)	(563)	(653)	(590)
Gain on sale of assets held for sale	(1,078)	—	(1,078)	—

Operating income (loss)	11,317	(946)	2,156	(5,953)

Interest expense and deferred financing costs	(284)	(238)	(854)	(481)
Other income	7	15	48	59

Income (loss) before income taxes	11,040	(1,169)	1,350	(6,375)
Income tax provision (benefit)	4,608	(243)	252	633

Net income (loss)	$6,432	$(926)	$1,098	$(7,008)

Net income (loss) per common share – basic	$0.53	$(0.08)	$0.09	$(0.59)

Net income (loss) per common share – diluted	$0.53	$(0.08)	$0.09	$(0.59)

Weighted average common shares outstanding - basic	12,007,970	11,957,548	11,999,150	11,950,593

Weighted average common shares outstanding - diluted	12,108,397	11,957,548	12,088,728	11,950,593

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Revenues:
Manufacturing	$181,490	$66,943	$358,248	$181,722
Services	8,790	9,003	27,806	28,948

Consolidated revenues	$190,280	$75,946	$386,054	$210,670

Operating income (loss):
Manufacturing	$16,185	$4,298	$18,584	$5,376
Services	1,633	706	2,277	3,607
Corporate	(6,501)	(5,950)	(18,705)	(14,936)

Consolidated operating income (loss)	$11,317	$(946)	$2,156	$(5,953)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Cash flows from operating activities
Net income (loss)	$1,098	$(7,008)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	7,481	7,289
Gain on sale of railcars available for lease	(653)	(590)
Gain on sale of assets held for sale	(1,078)	—
Other non-cash items, net	795	108
Deferred income taxes	116	337
Stock-based compensation recognized	1,576	1,703
Changes in operating assets and liabilities:
Accounts receivable	(29,500)	(7,623)
Inventories	(37,509)	7,156
Inventory on lease	(8,721)	(16,955)
Other assets	(4,380)	614
Accounts and contractual payables	47,922	(12,710)
Customer deposits and other current liabilities	(91,128)	(27,418)
Other changes in working capital	4,218	(3,476)
Accrued pension costs and accrued postretirement benefits	1,422	(1,171)

Net cash flows used in operating activities	(108,341)	(59,744)

Cash flows from investing activities
Restricted cash deposits	(1,017)	(3,675)
Restricted cash withdrawals	2,782	14,240
Purchase of restricted certificates of deposit	—	(295)
Purchase of securities held to maturity	(50,974)	(38,976)
Proceeds from securities held to maturity	42,002	42,000
Proceeds from sale of property, plant and equipment, assets held for sale and railcars available for lease	8,031	6,741
Purchases of property, plant and equipment	(8,248)	(16,282)

Net cash flows (used in) provided by investing activities	(7,424)	3,753

Cash flows from financing activities

Deferred financing costs	—	(138)
Stock option exercise	143	—
Employee restricted stock settlement	(224)	(65)
Cash dividends paid to stockholders	(2,171)	(2,166)
Customer advance for production of leased railcars	—	19,400
Repayment of customer advance	(1,035)	(552)

Net cash flows (used in) provided by financing activities	(3,287)	16,479

Net decrease in cash and cash equivalents	(119,052)	(39,512)
Cash and cash equivalents at beginning of period	145,506	98,509

Cash and cash equivalents at end of period	$26,454	$58,997